EXHIBIT 99.1

Baldwin Technology Company, Inc.
2 Trap Falls Rd.
Shelton, CT 06484
Contact Information
Hawk Associates, Inc.
Frank N. Hawkins, Jr. or Julie Marshall
Phone: (305) 451-1888
E-mail: info@hawkassociates.com
http://www.hawkassociates.com

Baldwin Completes Oxy-Dry Acquisition
And Announces New Credit Agreement
Shelton, CT, November 22, 2006 — Baldwin Technology Company, Inc. (AMEX: BLD), a global leader in accessories and controls technology for the printing industry, announced today that it has completed the acquisition of the Oxy-Dry group of companies at a purchase price of approximately $18 million in cash, subject to adjustments.
Concurrently, Baldwin has signed an agreement with LaSalle Bank (ABN Amro) whereby LaSalle has agreed to extend to the company credit facilities totaling $50 million. Under these credit facilities, the company has borrowed $35 million to replace its previous credit facility with Maple Bank GmbH and to finance the acquisition.
Baldwin Chairman and CEO Gerald A. Nathe said, “We are pleased with the successful conclusion of this acquisition and are looking forward to the additional support, service and product offerings that the combined, integrated companies will allow us to offer our customers. We are also pleased to have arranged a new credit facility with LaSalle Bank (ABN Amro).”
About Baldwin
Baldwin Technology Company, Inc. is a leading international supplier of offset printing press accessories and controls for the newspaper publishing and commercial printing industries. Baldwin offers its customers a broad range of market-leading technologies, products and systems that enhance the quality of printed products and improve the economic and environmental efficiency of printing presses. Headquartered in Shelton, Ct., the company has sales and service centers, product development and manufacturing operations in the Americas, Asia and Europe. Baldwin’s technology and products include cleaning systems, fluid management and ink control systems, web press protection systems and drying systems. For more information, visit http://www.baldwintech.com.
Investors may contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888 or e-mail info@hawkassociates.com. For an online investment kit, visit http://www.hawkassociates.com. An investment profile about Baldwin Technology may be found at http://www.hawkassociates.com/bldprofile.aspx.